Exhibit 99.1

Vonage Holdings Corp. Reports Third Quarter 2008 Results

— Company Reports Fourth Consecutive Quarter of

Positive Adjusted Operating Income1—

— GAAP Net Loss of $8 Million or $0.05 per Share —

— Debt Refinancing Complete —

Holmdel, NJ, November 6, 2008 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced results for the quarter ended September 30, 2008.

For the third quarter of 2008, adjusted operating income1 was $15 million, an increase from an adjusted operating loss excluding certain charges1 of $1 million in the year-ago quarter and adjusted operating income of $12 million sequentially. The Company reported a GAAP net loss of $8 million or $0.05 per share, compared to a net loss excluding certain charges2 of $12 million or $0.08 per share reported in the third quarter 2007.

Revenue for the third quarter 2008 grew to $226 million, up 7% from $211 million in the third quarter 2007 driven by an increase in average revenue per line and subscriber lines. Revenue declined 1% sequentially from $228 million.

Vonage added 9,500 net subscriber lines in the third quarter 2008 and finished the quarter with more than 2.6 million lines in service.

Marc Lefar, Vonage Chief Executive Officer, said, “We reported our fourth consecutive quarter of positive adjusted operating income delivering a record level $15 million in the third quarter. Pre-marketing operating income also represents a record high of $91 million. Shortly after the quarter ended, we refinanced $253 million of convertible debt despite one of the most difficult capital market environments in our nation’s history.

“As we look forward, we continue to maintain our focus on fixing the business fundamentals. We are becoming more selective in our product investments, continuing to improve customer care and reevaluating our marketing messaging and media investment. Although we anticipate modest growth for the balance of the year, the changes we are putting in place should position us for accelerated growth in 2009.”

Third Quarter 2008 Financial and Operating Highlights

Average monthly revenue per line (“ARPU”) in the third quarter 2008 was $28.75, up from $28.24 in the year-ago quarter and down from $29.04 sequentially. Average monthly telephony services revenue per line was $27.52, up from $27.32 reported a year ago and down from $27.92 sequentially. The sequential decline in telephony services ARPU was driven by an increase in the level of promotional activity in the quarter.

Pre-marketing operating income1 (“PMOI”), which represents the cash generated from the existing customer base, increased to a record high $91 million, from $71 million excluding certain charges1 in the year-ago quarter and $87 million sequentially. On a per line basis, PMOI increased to $11.55 in the third quarter 2008, up from $9.53 in the year-ago quarter and $11.15 sequentially.

In the third quarter 2008, direct cost of telephony services was $57 million, up from $54 million in the prior year and flat sequentially. On a per line basis, average direct cost of telephony services was $7.20, down from $7.30 in the year ago quarter and down slightly from $7.22 sequentially.

Direct cost of goods sold was $21 million, up from $17 million in the year-ago quarter and $19 million sequentially. Direct margin3 was 66%, flat year-over-year and down from 67% sequentially.

Selling, general and administrative (“SG&A”) expense was $73 million, down from $81 million excluding certain charges4 in the third quarter of 2007 and $78 million sequentially. As a percent of revenue, SG&A declined to 32% from 38% in the year ago quarter and 34% sequentially.

Marketing expense was $65 million, up from $62 million a year ago, and flat sequentially. Marketing cost per gross subscriber line addition (“SLAC”) of $272 declined sequentially from $283 and rose from $206 a year ago. Churn was flat sequentially at 3.0%.

Cash and marketable securities and restricted cash on September 30, 2008 was $154 million which includes $42 million in restricted cash used for routine business operations. Cash used for operations was $27 million driven primarily by the timing of vendor payments and transaction costs associated with the debt refinancing.

Convertible Debt Refinancing Update

On November 3rd, the Company completed the refinancing of the $253 million in convertible debt. The financing consists of a $130.3 million senior secured first lien credit facility, $72.0 million senior secured second lien credit facility and

$18.0 million of senior secured third lien convertible notes. The lenders under the first and second lien senior facility and the purchasers of the convertible notes were Silver Point Finance, LLC, certain of its affiliates, other third party lenders and affiliates of Vonage.

Vonage used the net proceeds of the financing and cash on hand, to repurchase all $253 million of existing convertible notes in a tender offer that commenced on July 30, 2008. Vonage expects that this refinancing will provide the Company with sufficient funds to invest and grow the business going forward.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP loss from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net loss.

(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to SG&A.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$216,092	$203,724	$651,810	$593,561
Customer equipment and shipping	9,678	6,810	26,101	18,815

	225,770	210,534	677,911	612,376

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,908, $4,312, $14,337, and $12,616, respectively)	56,502	54,463	169,586	162,364
Royalty	—	11,139	—	32,606

Total direct cost of telephony services	56,502	65,602	169,586	194,970
Direct cost of goods sold	20,835	17,057	61,440	41,633
Selling, general and administrative	73,035	214,139	230,358	382,933
Marketing	64,911	61,885	191,110	220,641
Depreciation and amortization	13,347	8,563	34,670	24,613

	228,630	367,246	687,164	864,790

Loss from operations	(2,860)	(156,712)	(9,253)	(252,414)
Other income (expense), net
Interest income	544	4,238	2,965	15,066
Interest expense	(5,504)	(5,424)	(16,610)	(15,700)
Other, net	46	(36)	(66)	(69)

	(4,914)	(1,222)	(13,711)	(703)

Loss before income tax expense	(7,774)	(157,934)	(22,964)	(253,117)
Income tax expense	(43)	(94)	(696)	(471)

Net loss	$(7,817)	$(158,028)	$(23,660)	$(253,588)

Net loss per common share:
Basic and diluted	$(0.05)	$(1.01)	$(0.15)	$(1.63)

Weighted-average common shares outstanding:
Basic and diluted	156,299	155,784	156,146	155,482

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$(26,524)	$22,461	$(2,430)	$(88,989)
Net cash provided by (used in) investing activities	13,434	(38,605)	44,213	6,829
Net cash provided by (used in) financing activities	(245)	177	(633)	474
Capital expenditures, intangible asset purchases and development of software assets	(10,209)	(10,438)	(32,566)	(32,718)

			September 30, 2008	December 31, 2007
			(unaudited)
Balance Sheet Data (at period end):
Cash, cash equivalents, marketable securities and short-term restricted cash			$114,452	$151,484
Restricted cash			39,799	38,928
Property and equipment, net of accumulated depreciation			103,465	118,666
Total assets			429,636	462,297
Convertible notes, net			253,413	253,320
Capital lease obligations			22,483	23,235
Total liabilities			519,634	537,424
Total stockholders’ equity (deficit)			(89,998)	(75,127)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30,
				2008	2007
Gross subscriber line additions	238,430	230,832	299,978	750,591	869,311
Net subscriber line additions	9,460	2,080	77,763	41,673	300,100
Subscriber lines (at period end)	2,621,900	2,612,440	2,524,211	2,621,900	2,524,211
Average monthly customer churn	3.0%	3.0%	3.0%	3.1%	2.7%
Average monthly revenue per line	$28.75	$29.04	$28.24	$28.96	$28.66
Average monthly telephony services revenue per line	$27.52	$27.92	$27.32	$27.84	$27.78
Average monthly direct cost of telephony services per line	$7.20	$7.22	$7.30	$7.24	$7.60
Marketing costs per gross subscriber line addition	$272.24	$282.89	$206.30	$254.61	$253.81
Employees (excluding temporary help) (at period end)	1,573	1,662	1,559	1,573	1,559
CPE subsidy	$46.79	$42.23	$34.16	$47.08	$26.25
Direct margin as a % of total revenue	65.7%	67.0%	66.0%	65.9%	66.7%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP LOSS FROM OPERATIONS TO ADJUSTED INCOME (LOSS)

FROM OPERATIONS AND PRE-MARKETING OPERATING INCOME (LOSS) EXCLUDING CERTAIN CHARGES

(Dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
Income (loss) from operations	$(2,860)	$(1,940)	$(156,712)	$(9,253)	$(252,414)
Depreciation and amortization	13,347	11,114	8,563	34,670	24,613
Share-based expense	4,167	3,150	2,428	9,203	5,879

Adjusted income (loss) from operations	14,654	12,324	(145,721)	34,620	(221,922)
Marketing	64,911	65,300	61,885	191,110	220,641
Customer equipment and shipping	(9,678)	(8,786)	(6,810)	(26,101)	(18,815)
Direct cost of goods sold	20,835	18,533	17,057	61,440	41,633

Pre-marketing operating income (loss)	$90,722	$87,371	$(73,589)	$261,069	$21,537

As a % of telephony services revenue	42.0%	39.9%	(36.1)%	40.1%	3.6%

Adjusted income (loss) from operations	$14,654	$12,324	$(145,721)	$34,620	$(221,922)
Royalty	—	—	11,139	—	32,606
IP litigation	—	—	132,951	—	132,951
Severance	—	—	533	—	4,233

Adjusted income (loss) from operations excluding certain charges	$14,654	$12,324	$(1,098)	$34,620	$(52,132)

Pre-marketing operating income (loss)	$90,722	$87,371	$(73,589)	$261,069	$21,537
Royalty	—	—	11,139	—	32,606
IP litigation	—	—	132,951	—	132,951
Severance	—	—	533	—	4,233

Pre-marketing operating income (loss) excluding certain charges	$90,722	$87,371	$71,034	$261,069	$191,327

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET LOSS TO NET LOSS EXCLUDING CERTAIN CHARGES

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30,
				2008	2007
Net loss	$(7,817)	$(6,882)	$(158,028)	$(23,660)	$(253,588)
Royalty	—	—	11,139	—	32,606
Interest on royalty	—	—	1,008	—	2,436
IP litigation	—	—	132,951	—	132,951
Severance	—	—	533	—	4,233

Net loss excluding certain charges	$(7,817)	$(6,882)	$(12,397)	$(23,660)	$(81,362)

Net loss per common share:
Basic and diluted	$(0.05)	$(0.04)	$(1.01)	$(0.15)	$(1.63)

Net loss per common share, excluding certain charges:
Basic and diluted	$(0.05)	$(0.04)	$(0.08)	$(0.15)	$(0.52)

Weighted-average common shares outstanding:
Basic and diluted	156,299	156,103	155,784	156,146	155,482

VONAGE HOLDINGS CORP.

TABLE 5. RECONCILIATION OF GAAP SG&A TO SG&A EXCLUDING CERTAIN CHARGES

(Dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30,
				2008	2007
Selling, general and administrative	$73,035	$77,931	$214,139	$230,358	$382,933
IP litigation	—	—	(132,951)	—	(132,951)
Severance	—	—	(533)	—	(4,233)

SG&A excluding certain charges	$73,035	$77,931	$80,655	$230,358	$245,749

SG&A excluding certain charges as a % of revenue	32.3%	34.3%	38.3%	34.0%	40.1%

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted income (loss) from operations, adjusted income (loss) from operations excluding certain charges, pre-marketing operating income (loss), pre-marketing operating income (loss) excluding certain charges, net loss excluding certain charges and SG&A excluding certain charges.

Vonage uses adjusted income (loss) from operations and pre-marketing operating income (loss) as principal indicators of the operating performance of its business.

We believe that adjusted income (loss) from operations permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

We believe that pre-marketing operating income (loss) is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as we are currently growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers.

We provide information relating to our adjusted income (loss) from operations and pre-marketing operating income (loss) so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted income (loss) from operations and pre-marketing operating income (loss) are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We have excluded the royalty, intellectual property (IP) litigation settlements with Verizon, Sprint, AT&T and others and associated interest and severance expense from certain GAAP and non-GAAP financial measures to enable better comparisons to prior periods. For example, we have excluded the royalty, IP litigation settlements and severance expense from adjusted income (loss) from operations for the 2007 periods. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted income (loss) from operations as GAAP loss from operations excluding depreciation and amortization and share-based expense.

Vonage defines adjusted income (loss) from operations excluding certain charges as GAAP loss from operations excluding depreciation and amortization, share-based expense, royalty, IP litigation settlements and severance expense.

Vonage defines pre-marketing operating income (loss) as GAAP loss from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines pre-marketing operating income (loss) excluding certain charges as GAAP loss from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense, royalty, IP litigation settlements and severance expense.

Vonage defines net loss excluding certain charges as GAAP net loss excluding royalty, interest on royalty, IP litigation settlements and associated interest and severance expense.

Vonage defines SG&A excluding certain charges as GAAP SG&A less IP litigation settlements and severance expense.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Thursday, November 6, 2008 at 10:00 AM Eastern Time. To participate, please dial (877) 856-1955 approximately ten minutes prior to the call. International callers should dial (719) 325-4810. A replay will be available approximately two hours after the conclusion of the call until midnight November 20, 2008, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. The replay passcode is: 2267496.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future growth. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include the Company’s history of net operating losses and the Company’s need for cash to finance the Company’s growth; results of pending litigation and intellectual property and other litigation that may be brought against us; the competition we face; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; the risk that VoIP does not gain broader acceptance; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena	Meghan Shaw
732.203.7372	732.203.7133
leslie.arena@vonage.com	meghan.shaw@vonage.com

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